Written Statement of

David Bochnowski
Chairman and CEO
NorthWest Indiana Bancorp
Munster, Indiana

and

Member
Government Affairs Steering Committee
America’s Community Bankers

representing

America’s Community Bankers
Washington, DC

before the

Advisory Committee on Smaller Public Companies
of the
Securities and Exchange Commission

Chicago, Illinois
August 9, 2005

Good Afternoon and thank you for giving me this opportunity to testify. My name is David Bochnowski. I am Chairman and CEO of NorthWest Indiana Bancorp, a holding company for Peoples Bank, a state-chartered bank located in Munster, Indiana. I also am the former Chairman of America’s Community Bankers, the trade association for over 1,200 community banks and savings associations across the country. I am very happy to testify before such a distinguished panel of executives, attorneys and accounting professionals and to share with you some of the issues that confront my organization as a smaller public company.

Let me tell you something about my company. NorthWest Indiana Bancorp has been a public company since Peoples Bank converted from mutual form in 1984. We raised $3.1 million in capital and had $157 million in assets. We now have nearly $580 million in assets, with $46 million in equity capital. Our annual compound rate of return for our investors since 1984 has been 23.2%, which includes price appreciation and dividends paid. We currently have approximately 440 shareholders and our stock is traded on the OTC Bulletin Board. We were very happy with our decision to go public in 1984. It gave us the opportunity to expand the number of people who could participate in our success and gave us the capital to grow. Our stock has been a good investment.

Our bank is regulated by the FDIC and the Indiana Department of Financial Institutions and the holding company is subject to inspection by the Federal Reserve. That means that both organizations are subject to regular safety and soundness examinations and must comply with a host of safety and soundness and consumer-related regulations.

On May 19th of this year, our company issued a press release indicating that we were looking into options to terminate our SEC registration. After an analysis of the costs and benefits of remaining public, the board felt it was the right thing to consider and necessary in light of the board’s fiduciary duties. A Special Committee of independent directors has been appointed to review our options. The board also has decided that if it decides to move forward with a de-registration of the company’s shares based on a recommendation by the Special Committee, it would first seek prior shareholder approval even though such approval is not required by state law.

Why did we take this step of exploring de-registration? The simple answer is the cost and burden of complying with section 404 of Sarbanes-Oxley. Before I elaborate, let me say that this step was not taken lightly. We would like to remain a public company. We believe strongly in the benefits of SEC regulation and shareholder transparency. We like to share the story of our success with our investors. If we do terminate our SEC registration, the purpose will not be to force some shareholders out or discontinue our long history of providing information to shareholders and engaging in open and honest communication with them. That is definitely not our goal. We will remain a regulated banking institution and will continue to provide quarterly and annual information through the bank regulatory process and in other ways. We would continue to take our responsibilities to our investors very seriously and hopefully continue to reward them with significant returns.

We are not an accelerated filer so the effective date for section 404 compliance does not occur until next year. However, in anticipation of this new requirement, our external auditors presented an estimate of what it would cost in auditing fees for this new work. Our external auditing costs would increase from $94,000 to $185,000. Soft costs also would increase. Our estimate is that internal costs would increase about $75,000 to $100,000, including the salary of at least one new hire for our internal audit staff. We are somewhat more fortunate than other smaller companies in that we believe we can do most of the internal work ourselves and avoid additional significant consultant fees.

The board noted these numbers with some astonishment, particularly because it was not clear what benefit we would get from these additional costs. As a federally insured depository institution, Peoples Bank is very heavily regulated by state and federal banking authorities, as is the holding company. My company is required by banking law to have internal controls in place appropriate for its size and complexity. Once we crossed the $500 million asset threshold, management became subject to a requirement to prepare annual internal control reports and obtain attestations of those reports by our external auditor. The statutory language of this requirement is similar to the language in section 404, but it has been implemented by bank regulators much differently. While complying with the banking law internal control requirements appeared to carry with it a fairly reasonable burden, section 404 compliance was a different story.

The board grappled with how we could justify these costs to our investors and what the burden of 404 would mean overall for our institution. Our board was looking at a company that has been very well run, returning over 20% on an annual compound basis to shareholders. The bank already was testing internal controls on a regular basis and internal control effectiveness was subject to review by internal and external audit and our banking examiners. And yet we are going to be subject to this significant increase in costs which may not be justified.

We do not see a ready way to reduce these costs in any significant way and view them as an open-ended commitment that would continue far into the future. Because of the small number of auditing firms, there is no ability to negotiate fees. The big four companies are not interested in doing work for a company of our size. Bidding for our work is realistically limited to two smaller auditing firms.

We also do not see that the lessons learned from 404 implementation with the larger companies is going to result in less costs and burden anytime soon. We appreciate the efforts of the SEC and PCAOB in trying to address some of the section 404 issues with new guidance. Our belief is that this well-intentioned guidance will not be of much help, at least in the short term. Anecdotal information from other members of America’s Community Bankers as well as our own conversations with our auditor lead us to believe that the auditors will not change their approach to section 404 compliance in any significant way. There is not much competition among auditors so companies have no negotiating room. More importantly, the PCAOB chose to require that the auditors not just attest to management’s assessment of a company’s internal controls, but that they provide an audit opinion on the effectiveness of internal controls. This is a much higher standard than has been required under banking law and goes beyond the requirements of the statutory language of section 404. The higher standard is the primary cause of the significant increase in costs for many smaller organizations.

In the end, what our board was looking at was basically a wealth transfer from our shareholders to our public auditor, with no compensating benefit to the company. This is particularly frustrating in that the catalyst for Sarbanes-Oxley was a rash of corporate scandals caused in large part by auditors and other gatekeepers not doing their jobs. While the additional direct expenses may not seem that high to some, this is money that could be used in more productive ways to benefit the company and add shareholder value. Also, it is not just the direct costs that are a burden. The indirect costs of personnel time and energy must be taken into account.

The board is considering the time and energy that it and management would have to devote to an exercise that would have no additional benefit. One should not underestimate the costs of transferring additional time and energy that goes into operating a bank, deciding on future strategy, and responding to the needs of stakeholders, including customers, the community, employees and shareholders, into a time-intensive, paper-producing process. The company has been well run in the past and complies with a vast array of safety and soundness requirements, including internal control management, and shareholder reporting regulations. The board and management already were meeting the challenges of strict regulatory requirements. Now they are being asked to comply with a pass/fail test on internal controls. Distraction of other internal staff is also a hidden burden. And we have to consider whether we can retain qualified staff to help comply with these requirements, as internal audit personnel at banks are being snatched up by public auditing firms for their expertise.

When all of these concerns were taken into account, the board felt that it was necessary to review our alternatives for the sake of the company and its shareholders.

One possible alternative to avoiding the significant costs of internal control reporting is to terminate our SEC registration. Banking regulation currently requires us to provide these reports and an attestation. As a result of the passage of section 404, public auditors have been imposing the PCAOB’s attestation standard on our competitors subject to these requirements, rather than the highly effective but more reasonable approach they took in the past. The FDIC has recognized the significant burden this has placed on smaller depository institutions and just last month proposed raising the exemption threshold that triggers the internal control reporting requirements from $500 million to $1 billion.

That would be very meaningful for a bank like ours if we chose to terminate SEC registration. That would mean that we could completely avoid the burden that section 404 and the PCAOB’s implementing rules have placed not only on smaller public companies, but private and mutual banks as well. We would still have to maintain appropriate internal controls under banking law, and those controls would be examined on a regular basis. But we would not have the redundant distraction of 404 and could focus on more meaningful work to grow our company and reward our shareholders.

I’ve told you how section 404 has so heavily influenced our board’s decision to seek alternatives, let me tell you what changes I think could help smaller companies like ours stay in the public markets.

First of all, I think it is essential that the effective date for section 404 compliance by smaller companies be extended for another year. It will take some time for the SEC and the PCAOB to determine if the May 16 guidance does have any effect and, if it doesn’t, how to proceed. Also, COSO has delayed the release of an exposure draft on implementing the COSO internal control framework in smaller companies to August at the earliest. Finally, the PCAOB has said that it will use the inspection process to examine the auditor’s approach to 404 compliance, and that will take some time. It would be unfair to expose smaller companies to the significant burden and expense of 404 until all of the implementation issues are addressed.

Serious consideration should be given to exempting smaller companies from the requirement. At a minimum, we believe the SEC should follow the lead of the FDIC and exempt community banks and savings associations with less than $1 billion in assets. These institutions already operate under a microscope and investors would otherwise be protected by the complete application of all other safety and soundness regulations and periodic examinations.

The SEC could choose to revise the requirement for smaller companies so that the reporting and attestation requirement only applies every two or three years, rather than annually.

The SEC and the PCAOB could issue additional guidance with more teeth to force the auditors to approach compliance in a more reasonable way. The guidance could require that the auditors stagger the testing of controls, with more important controls tested more frequently, and that auditors use the work of internal audit unless there are reasons to think that the work is flawed. Serious consideration should be given to coupling this guidance with termination of the audit opinion requirement. The PCAOB could adopt the approach used by the banking regulators that requires the auditor to review and attest to management’s report rather than issue a separate opinion.

I also would like to touch on a few other requirements that produce unnecessary burden for smaller companies.

The accelerated filing deadlines for Form 8-K current reports and beneficial ownership reports are too short for smaller companies who do not have dedicated staff available to fulfill these requirements. The 2-business day timing for beneficial ownership reports is difficult because a certain amount of coordination with the shareholders, directors and executive officers who must comply is required. Current report filing within 4 business days has become increasingly difficult with the significant number of new reportable items. Such short filing deadlines are not necessary for smaller community banks. The investors in these companies like other smaller companies tend to be long-term investors, not swayed on a day-to-day basis by company news and information.

The SEC and the stock exchanges should rethink their definitions of independence for directors and audit committee members. Community banks seek out director candidates from the local community and it gets more difficult to find qualified directors when the definition of independence is so narrow. We must disclose in public documents that one of our very competent and effective audit committee members who is a CPA in a small local firm is not independent. His transgression: another partner at his firm advised our trust group on a minor tax matter a few years ago for approximately $600 in fees. If that type of payment was made now while the CPA serves on the audit committee, that would be a violation of the SEC audit committee rules. I note that the FDIC recently proposed relaxing the audit committee independence rules for smaller depository institutions. Those institutions with less than $1 billion in assets would be required to have audit committee members who are not officers or employees of the institution or an affiliate, but the committee members would not have to meet the other bank regulatory independence rules. The FDIC recognized that smaller community banks have increasing difficulty in finding qualified audit committee members willing to take on the significant risk of service.

In conclusion, I would like to thank you again for this opportunity to share my views with you. I would be happy to answer any questions.

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